Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley Chief Executive Officer (757) 626-1111 x 307 lin.earley@watersidecapital.com	Julie Stroh Chief Financial Officer (757) 626-1111 x 301 julie.stroh@watersidecapital.com

Waterside Capital Announces Earnings Release

VIRGINIA BEACH, VA – October 8, 2010 – Waterside Capital Corporation (OTC: WSCC), a Small Business Investment Company (SBIC), today reported financial results for the twelve months ended June 30, 2010.

For the year ended June 30, 2010, the Company’s total operating income was $1,439,000, a $388,000 (21.2%) decrease from $1,827,000 of total operating income for the year ended June 30, 2009. This decrease was primarily attributable to a decrease in dividend income from a portfolio company going on non-accrual and a decrease in fee and other income due to a lack of new investments and a limited amount of follow-on investments.

Total operating expenses decreased from $2,296,000 for the year ended June 30, 2009 to $2,232,000 reported for the year ended June 30, 2010. The decrease of $64,000 or 2.8% in operating expenses when comparing fiscal year 2010 to fiscal year 2009 was attributable to a reduction in salaries and a staff position and the elimination of contracts with consultants during January 2010. The consultants were engaged to advise and evaluate strategic alternatives available to the Company in order to enhance and preserve shareholder value. This was partially offset by higher legal fees associated with evaluating strategic alternatives available to the Company in order to enhance and preserve shareholder value.

In December 2009, the Company realized a gain of $14,000 due to receiving a final escrow payment from the sale of portfolio company EPM Development Systems. The overall net realized gain on the investment portfolio for the year ended June 30, 2010 was $14,000.

The overall net unrealized depreciation on the investment portfolio of $826,000 for the year ended June 30, 2010 involved seven portfolio companies.

The Company’s stockholders’ equity resulting from operations (which includes net operating income plus realized and unrealized gains or losses on investments) decreased to $1,605,000 or a $0.84 loss per share for the twelve months ended June 30, 2010, compared to a decrease of $2,004,000 or $1.05 loss per share for the twelve months ended June 30, 2009. The per share performance was calculated using shares outstanding of 1,915,548 for each period ended.

At June 30, 2010, the Company’s loans and investments at fair value totaled $17.5 million compared to the $18.2 million reported at June 30, 2009. For fiscal year 2010, the Company made additional debt investments in two existing portfolio companies totaling $0.6 million. In addition, the Company received proceeds from the sale of investments, principal collected on debt securities, return of capital on equity securities and proceeds from collection of notes receivables of $0.6 million. This compared to the Company’s funding $0.9 million in new investments in 2009 and receiving proceeds from the sales of investments, principal collected on debt securities, return of capital on equity securities and proceeds from collection of notes receivable of $2.5 million. The net asset value per common share declined to $1.95 per share at June 30, 2010 from the $2.79 per share reported at June 30, 2009. The decline in net asset value was due to a net decrease in stockholders’ equity resulting from a net operations loss of $1.6 million or $0.84 loss per share for the fiscal year ending June 30, 2010. The net decrease in stockholders’ equity resulting from operations was due primarily to the reduction in operating income from dividends due to a portfolio company being placed on non-accrual status and the unrealized loss on investments of $0.8 million.

In September 2010 the Company sold all its interests in FireKing International, Inc. The Company received proceeds of approximately $4.3 million and utilized $4.1 million to partially repay the SBA principal and interest.

On March 30, 2010, the SBA notified the Company that its account had been transferred to liquidation status and that the outstanding debentures of $16.1 million plus accrued interest were due and payable within fifteen days of the date of the letter. The Company did not possess adequate liquid assets to make this payment.

In a press release dated June 3, 2010, the Company discussed the status of negotiations with the SBA. Since then, the Company has been working with the SBA in an attempt to allow the Company to continue managing its portfolio under a newly structured relationship with the SBA. If the Company was not able to enter into a restructured relationship, the SBA would have pursued a receivership enabling it, rather than the Company, to manage the Company’s portfolio.

The Company has now resolved this issue. On October 6, 2010, the Company signed a Loan Agreement and other documents with the SBA that allows the Company through its current management team to manage and liquidate the Company’s portfolio so long as the Company remains in compliance with the terms of the agreements without triggering any of the events of default described in the Loan Agreement. Under the terms of the Loan Agreement, the Company’s existing debentures were repurchased effective September 1, 2010 by the SBA and a new debt instrument was put into place. Under this new arrangement, the Company’s restructured debt to the SBA matures March 31, 2013 and the Company must make quarterly payments to the SBA with an interest rate of 6.442%, the same interest rate that had been in place under the remaining debentures that were repurchased under the terms of the Loan Agreement. The Loan Agreement contains affirmative covenants, negative covenants, material adverse change language, and reserves to the SBA the ability to revisit and change all provisions in one year as outlined in the Loan Agreement and related documents. If there is an event of default, the SBA has the ability to seek a receivership without opposition by the Company. The SBA also has the right to seek receivership at any time after September 1, 2011 if it deems a receivership to be in its best interests. If the Company is placed into receivership, the receiver would assume and control the operation of the Company to pursue and preserve all of its claims.

Although the Company believes its ability to avoid receivership at the current time is in the best interests of its shareholders, it cannot offer any assurances that it will be able to remain in compliance with the restructured terms of the Loan Agreement or that the SBA will not in the future seek receivership as provided under the Loan Agreement even absent a Company default. Before the Company would be able to distribute any proceeds from the sale of its portfolio interests to its shareholders, it will first be required to repay the entire SBA indebtedness and continue to cover its operating expenses. The Company believes that the transactions between it and the SBA that are evidenced by the Loan Agreement and related documents gives it a better chance of potentially making a liquidating distribution to its shareholders than if the SBA had chosen receivership. Nonetheless, the Company cannot offer any assurance whatsoever that it will be able to repay the SBA indebtedness and thereafter make any liquidating distributions to its shareholders.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a current portfolio of approximately $14.2 million of loans and investments in 12 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), including Waterside’s optimism regarding the growth of its portfolio companies and its belief that the ability to avoid receivership at the current time is in the best interests of shareholders that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, results, performance or expectations, ability to close on transactions designed to enhance shareholder value, ability to avoid SBA receivership in the future, etc.—may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.

WATERSIDE CAPITAL CORPORATION

Financial Summary

(In thousands except per share data)

	Twelve Months Ended June 30,
	2010	2009
Statement of Operations data:

Total operating income	$1,439	$1,827
Interest expense	1,043	1,046
Other operating expenses	1,189	1,249

Net operating loss	(793)	(468)

Realized gain (loss) on investments	14	(959)

Change in unrealized depreciation on investments	(826)	(577)

Net decrease in stockholders’ equity resulting from operations	$(1,605)	$(2,004)

Per share data (basic):
Net operating loss	$(0.41)	$(0.24)
Net decrease in stockholders’ equity resulting from operations	(0.84)	(1.05)

	At June 30, 2010	At June 30, 2009
Selected Balance Sheet data:

Cash and cash equivalents	$166	$274
Invested idle funds	1,697	2,658
Loans and investments, at fair value
Loans	853	272
Debt securities	4,603	4,453
Equity securities	9,490	10,821
Options and warrants	1,886	1,744
Notes receivable and other	714	871

Total loans and investments	17,546	18,161

Debentures payable	16,100	16,100
Stockholders’ equity	3,738	5,343

Net asset value per common share	$1.95	$2.79